Exhibit 99.1

FOR IMMEDIATE RELEASE

ANTE5, INC. ENTERS NORTH DAKOTA OIL & GAS BUSINESS

ANTE5, INC. will receive title and interest in mineral rights for over 3,700 net acres of land in the North Dakota’s Williston Basin – specifically targeting the Bakken and Three Forks oil formations

LAS VEGAS, NV, October 12th, 2010 – On October 7, 2010, Ante5, Inc., a Delaware corporation (the “Company”) entered into an asset purchase agreement (the “APA”) with Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Sellers”), to acquire Sellers’ right, title, and interest in mineral leases on approximately 3,712 net acres (“Mineral Leases”) in consideration for a total of $2,969,648 of cash, payable in full at the closing, plus 5,011,281 shares of the common stock of the Company (collectively, the “Shares”).  Sellers are reserving a 2% overriding royalty interest in the Mineral Leases, with the Company receiving a minimum of a 78% working interest.    The closing of the purchase and sale of assets will occur upon the satisfaction or waiver of the conditions set forth in the APA on October 29, 2010 unless Sellers and the Company mutually agree in writing to extend the closing date or Buyer unilaterally extends for up to 15 days.

“Due to recent horizontal Bakken and Three Forks Formation discoveries, Williams County, ND has quickly become targeted as one of the more actively leased counties in North Dakota”, stated Terry Harris  President of Twin City Technical, LLC.  “All these oil and gas leases were newly acquired in 2010 with the majority having terms of three or more years.”

Ante 5, Inc. CEO Steve Lipscomb added, “The non-operating oil and gas model has proven to be an efficient means of deploying capital with strong investor returns.  This is a unique opportunity for Ante5, Inc. to put current and future cash to work for shareholders.”

About Ante5, Inc.
The Company is formerly a wholly-owned subsidiary of Ante4, Inc. (“Ante4”), which, on June 14, 2010, spun off the Company on April 15, 2010. Ante4 formerly operated as WPT Enterprises, Inc., which created internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes (the “WPT Business”) until the sale of substantially all of the Company’s assets to PartyGaming, PLC in 2009.

Pursuant to the spin-off, Ante5 retained certain assets and liabilities of Ante4, including a royalty stream consisting of 5% of gross gaming revenue and 5% of other revenue generated by the WPT Business and other assets of which Ante4 had previously sold to Party Gaming (the “Royalty Stream”), which guaranteed a minimum payment of $3 million for such Royalty Stream over the three-year period following the closing of the sales transaction. The Royalty Stream is an obligation only of Peerless Media Ltd. and its immediate parent company, ElektraWorks Ltd., and does not represent a financial obligation of PartyGaming, PLC. Through November 2, 2011, 20% of the proceeds from the Royalty Stream must be deposited in an escrow account to secure Ante5’s indemnification obligations under the purchase agreement for the Party Transaction. The terms of the spin-off and the assets, liabilities and business of Ante5 were described in an Information Statement filed by Ante5 as an exhibit to its registration statement on Form 10/A.

Statement under the Private Securities Litigation Reform Act:
With the exception of the historical information contained in this Release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to: the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for or install its products, the ability to obtain new customers and the ability to continue to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.

For further information please contact Steven R. Lipscomb, Chief Executive Officer at (323) 330-9881.